Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), effective as of April 19, 2018 (the “Effective Date”), is by and between GulfMark Offshore, Inc. (“GulfMark” and, together with its subsidiaries, the “Company”) and Quintin Kneen (“Executive”).

WHEREAS, the Company and Executive previously entered into that certain Amended and Restated Employment Agreement, dated May 11, 2017 (the “Prior Agreement”);

WHEREAS, GulfMark filed for relief under chapter 11 of title 11 of the United States Code in the Bankruptcy Court for the District of Delaware and was the proponent of the Amended Chapter 11 Plan of Reorganization of GulfMark Offshore, Inc. (as amended, modified or supplemented, the “Reorganization”);

WHEREAS, in connection with the Reorganization, the parties hereby agree that the Prior Agreement is terminated as of the Effective Date and is replaced in its entirety with this Agreement;

WHEREAS, GulfMark desires to continue to employ Executive, and Executive desires to continue to be employed by GulfMark; and

WHEREAS, the parties desire to set forth in writing the terms and conditions of their understandings and agreements in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, GulfMark hereby agrees to continue to employ Executive and Executive hereby accepts such continued employment upon the terms and conditions set forth in this Agreement:

1.     Employment Period.

(a)     Subject to Section 4, GulfMark hereby agrees to employ Executive, and Executive hereby agrees to be employed by GulfMark, in accordance with the terms and provisions of this Agreement, for the period commencing as of the Effective Date and ending on April 19, 2021 (the “Employment Period”); provided, however, that the Employment Period shall automatically be renewed and extended for an additional period of twelve (12) months commencing on April 19, 2021 and expiring on April 19, 2022, and on each successive April 19th thereafter, unless at least ninety (90) days prior to the ensuing expiration date (but no more than twelve (12) months prior to such expiration date), GulfMark or Executive shall have given written notice to the other that it or he, as applicable, does not wish to extend this Agreement (a “Non-Renewal Notice”). The term “Employment Period” as utilized in this Agreement, shall refer to the Employment Period as so automatically extended.

(b)     During the Employment Period, Executive shall serve as the President and Chief Executive Officer of GulfMark and, in so doing, shall report to the Board of Directors of GulfMark (the “Board”). Executive shall have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such positions, and shall have such other powers and duties (including, but not limited to, holding officer positions with GulfMark and one or more subsidiaries of GulfMark) as may from time to time be prescribed by the Board, so long as such powers and duties are reasonable and customary for the President and Chief Executive Officer of an enterprise comparable to the Company.

(c)     During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of his business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder or by the Board hereafter, to use Executive’s reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees, provided that service on any corporate board or committee shall be subject to the prior approval of the Board, (ii) deliver lectures or fulfill speaking engagements, and (iii) manage personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities hereunder.

(d)     The parties expressly acknowledge that any performance of Executive’s responsibilities hereunder shall necessitate, and the Company shall provide, access to or the disclosure of Confidential Information (as defined in Section 7(a) below) to Executive, and that Executive’s responsibilities shall include the development of the Company’s goodwill through Executive’s contacts with the Company’s customers and suppliers.

2.     Compensation.

(a)     Base Salary. GulfMark shall pay Executive an annual base salary (“Base Salary”) at the rate of $510,000 during the Employment Period. The Board may at its discretion elect to increase Executive’s Base Salary at any time if it deems an increase is warranted. Subject to Section 4(c)(ii) hereof, the Board may not decrease Executive’s annual Base Salary without his prior written approval. Base Salary shall be payable in accordance with the ordinary payroll practices of GulfMark, but in no event shall the Base Salary be paid to Executive less frequently than monthly. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as it may be so adjusted from time to time.

(b)     Annual Bonus. With respect to each calendar year during the Employment Period, beginning with 2019, Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) in an amount to be determined by the Board or a committee of the Board (“Committee”) based on performance goals established by the Board or Committee, as applicable, with Executive being eligible to earn a target bonus equal to no less than 100% of his Base Salary. Any Annual Bonus earned with regard to a particular calendar year shall be paid to Executive no later than March 15 of the following calendar year, subject to Executive’s continued employment with the Company on the actual date of payment.

(c)     MIP Grants. Executive shall be eligible to participate in the Company’s management incentive plan (“MIP”) in accordance with the terms thereof and as determined by the Board.

(d)     2018 Cost Savings Bonus Program. As soon as reasonably practicable following the Effective Date, the Board will implement a one-time cost savings bonus program with regard to calendar year 2018 (the “Cost Savings Bonus Program”). After the Cost Savings Bonus Program is adopted by GulfMark, Executive will be eligible to participate in the Cost Savings Bonus Program with a maximum bonus opportunity equal to Executive’s full annual Base Salary (the “Maximum Bonus”), subject to the achievement of applicable performance metrics thereunder; provided, however, that Executive’s bonus amount under the Cost Savings Bonus Program will not be less than $15,000 (the “Minimum Bonus”). Notwithstanding the foregoing, in the event of a “Qualified Liquidity Event” (as such term is defined in, and determined pursuant to, the GulfMark Offshore, Inc. Management Incentive Plan, as it is in effect as of the Effective Date) during 2018 and while Executive remains employed by the Company, the Company will pay the Maximum Bonus to Executive on the date of the Qualified Liquidity Event (in lieu of any other amounts for which Executive may be eligible under the Cost Savings Bonus Program), irrespective of any applicable performance metrics. Following 2018, the Board will consider whether to adopt a similar bonus program with respect to subsequent calendar years.

3.     Employee Benefits.

(a)     During the Employment Period, GulfMark shall provide Executive with coverage under all employee pension and welfare benefit programs, plans and practices, which GulfMark makes available to its senior executives (including, but not limited to, participation in health, dental, group life, disability, retirement and all other plans and fringe benefits to the extent generally provided to such senior executives), commensurate with his position in the Company, to the extent permitted under the employee benefit plan or program, and in accordance with the terms of the program and/or plan.

(b)     Executive shall be entitled to vacation time in accordance with the Company’s vacation policy, as in effect from time to time. In addition, Executive shall be entitled to receive an allowance of $15,000 with respect to each full year during the Employment Period.

(c)     Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and promoting the business of the Company, including, but not limited to, reasonable expenses for travel, lodgings, entertainment and similar items related to such duties and responsibilities, in each case in accordance with applicable Company policies. GulfMark will promptly reimburse Executive for all such expenses upon presentation by Executive of appropriately itemized and approved accounts of such expenditures, in accordance with the Company’s expense reimbursement policy; provided, however, that in no event shall the expense reimbursement be made after the last day of the taxable year following the year in which the expense was incurred by Executive, although in the event that the reimbursement would constitute taxable income to Executive, such reimbursements will be paid no later than March 15th of the calendar year following the calendar year in which the expense was incurred. No reimbursement or expenses eligible for reimbursement in any taxable year shall affect the expenses eligible for reimbursement in any other taxable year, nor may the right to receive a reimbursement of expenses be subject to liquidation or exchanged for another benefit.

4.     Termination of Employment.

(a)     Termination without Cause or Resignation by Executive for Other than Good Reason. Unless otherwise specified in a separate provision of this Section 4, either party may terminate this Agreement and Executive’s employment for any reason after providing thirty (30) days written notice to the non-terminating party. If Executive terminates this Agreement, pursuant to this provision for any reason other than Good Reason, GulfMark will pay Executive within ten (10) business days after the Date of Termination (as defined below), (i) all accrued but unpaid Base Salary, (ii) a prorated amount of Executive’s Base Salary for accrued but unused vacation days, and (iii) yet unpaid reimbursements for any reasonable and necessary business expenses incurred by Executive prior to the Date of Termination in connection with his duties hereunder (such amounts collectively, the “Accrued Compensation and Reimbursements”). If Executive’s employment with the Company is terminated, by the Company without Cause (other than due to Executive’s death or disability) or if Executive terminates this Agreement for Good Reason (as defined below) pursuant to Section 4(c), in either case prior to the date that bonuses are paid under the Cost Savings Bonus Program, and if Executive is not entitled to receive a larger bonus payment under the Cost Savings Bonus Program, then Accrued Compensation and Reimbursements will include the Minimum Bonus (in lieu of any other amounts for which Executive may be eligible under the Cost Savings Bonus Program). Upon termination by GulfMark of this Agreement pursuant to this Section 4(a) without Cause (other than due to Executive’s death or disability), GulfMark shall pay or provide to Executive the following (subject to Section 6 hereof): (A) within ten (10) business days after the Date of Termination, the Accrued Compensation and Reimbursements; (B) on the sixtieth (60th) day following the Date of Termination, a lump sum payment (the “Severance Payment”) equal to the amount of Executive’s Base Salary (at the rate in effect hereunder as of the Date of Termination) for twenty-four (24) months; (C) a pro rata Annual Bonus in respect of the number of days that Executive was employed by the Company during the year in which the Date of Termination occurs, based on actual performance and paid at the same time Annual Bonuses are paid to other GulfMark executives generally (but in no event later than March 15th of the calendar year following the calendar year in which the Date of Termination occurs) (the “Pro Rata Bonus”); and (D) a lump-sum amount, paid on the sixtieth (60th) day following the Date of Termination, equal to the total premiums Executive would be required to pay for twelve (12) months of continuation coverage under the Company’s health benefit plans (i.e., medical, dental, and vision coverage) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), determined using the COBRA premium rate in effect for the level of coverage that Executive had in place immediately prior to the Date of Termination (the “COBRA Payment”). Treatment of any awards under the MIP will be as provided under the terms and conditions of the MIP and the applicable individual award agreement.

(b)     Termination for Cause. The Company may terminate Executive’s employment at any time for Cause. Upon termination by the Company for Cause, Executive shall only be entitled to Accrued Compensation and Reimbursements, which amount shall be paid within ten (10) business days after the Date of Termination. For purposes hereof, “Cause” means any of the following:

(i)     Executive’s commission of theft, embezzlement, any other act of dishonesty relating to his employment or service, or any willful violation of any law, rules or regulation applicable to the Company, including, but not limited to, those laws, rules or regulations established by the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive or the Company; or

(ii)     Executive’s conviction of, or Executive’s plea of guilty or nolo contendere to, any felony or of any other crime involving fraud, dishonesty or moral turpitude; or

(iii)     A determination by the Board that Executive has materially breached this Agreement (other than during any period of Disability, as defined below) where such breach is not remedied within ten (10) business days after written demand by the Board for substantial performance is received by Executive which identifies the manner in which the Board believes Executive has so breached this Agreement; or

(iv)     Executive’s willful failure to perform the reasonable and customary duties of his position with the Company, which failure is not remedied within ten (10) business days after written demand by the Board for substantial performance is received by Executive which specifically identifies the nature of such failure.

(c)     Termination with Good Reason. Executive may terminate this Agreement for Good Reason, and thereby resign his employment, after providing thirty (30) days’ written notice to GulfMark of the act(s) or omission(s) constituting Good Reason (which notice must be given within ninety (90) days after the occurrence of such act(s) or omission(s) and describe the act(s) or omission(s) in reasonable detail) if such act(s) or omission(s) is/are not cured by the Company within thirty (30) days after GulfMark receives such written notice. For purposes hereof, “Good Reason” means any of the following that occurs without Executive’s consent:

(i)     A material reduction in Executive’s authority, duties, or responsibilities; or

(ii)     Any reduction in Executive’s Base Salary, other than an across the board reduction of less than 10% of Executive’s Base Salary; or

(iii)     Relocation of Executive’s principal place of business to a location fifty (50) or more miles from its location as of the Effective Date; or

(iv)     A material breach by GulfMark of this Agreement, which materially and adversely affects Executive; or

(v)     GulfMark’s provision to Executive of a Non-Renewal Notice in accordance with Section 1(a); or

(vi)     GulfMark’s failure to make any material payment to Executive required to be made under the terms of this Agreement.

In the event Executive terminates this Agreement for Good Reason, GulfMark shall pay or provide Executive the following (subject to Section 6 hereof): (i) within ten (10) business days after the Date of Termination, his Accrued Compensation and Reimbursements, (ii) the Pro Rata Bonus, and (iii) on the sixtieth (60th) day following the Date of Termination, the Severance Payment and the COBRA Payment. Treatment of any awards under the MIP will be as provided under the terms and conditions of the MIP and the applicable individual award agreement.

(d)     Termination due to Disability. GulfMark may terminate this Agreement at any time if Executive shall be deemed in the reasonable judgment of the Board to have sustained a Disability. Executive shall be deemed to have sustained a “Disability” if he shall have been unable to substantially perform his duties as an employee of GulfMark as a result of sickness or injury, and shall have remained unable to perform any such duties for a period of more than one-hundred eighty (180) consecutive days in any twelve (12) month period. Upon termination of this Agreement for Disability, Executive shall only be entitled to (i) Accrued Compensation and Reimbursements, which amount shall be paid within ten (10) business days after the Date of Termination, and (ii) any other amounts or benefits to which Executive may be entitled under a separate plan, policy or program maintained by the Company.

(e)     Termination by Death. This Agreement will terminate automatically upon Executive’s death. Upon termination of this Agreement due to Executive’s death, GulfMark shall pay or provide Executive’s estate with the following: (i) Accrued Compensation and Reimbursements, which amount shall be paid within ten (10) business days after the Date of Termination, and (ii) any other amounts or benefits to which Executive may be entitled under a separate plan, policy or program maintained by the Company.

(f)     Date of Termination. As used in this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated as a result of a Disability or by GulfMark for Cause or without Cause, then the date specified in a notice delivered to Executive by GulfMark of such termination, (iii) if Executive’s employment is terminated by Executive for Good Reason, then the date specified in the notice of such termination delivered to GulfMark by Executive, (iv) if Executive’s employment terminates due to the expiration of this Agreement following the provision of a Non-Renewal Notice, the last day of the then-current Employment Period (without any further renewals), and (v) if Executive’s employment is terminated for any other reason, the date specified therefore in the notice of such termination. The Employment Period will terminate upon any termination of Executive’s employment pursuant to this Section 4.

5.     Employment.

Upon termination of this Agreement, Executive’s employment shall also terminate and cease, and Executive shall be deemed to have voluntarily resigned from all positions and the Board, if Executive is a member of the Board. Executive shall confirm the foregoing resignation(s) by submitting to the Company written confirmation of Executive’s resignation(s), and the Company’s obligations to pay any payments or benefits under this Agreement (other than the Accrued Compensation and Reimbursements), including, without limitation, the Severance Payment, COBRA Payment and/or Pro Rata Bonus, in connection with any applicable termination scenario, shall be subject to the Company’s receipt of such written confirmation.

6.     Release and Continued Compliance.

Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any payments or benefits under this Agreement (other than the Accrued Compensation and Reimbursements), including, without limitation, the Severance Payment, COBRA Payment and/or Pro Rata Bonus in connection with any applicable termination scenario, Executive agrees to execute a separation and release agreement in a form specified by GulfMark, containing a waiver of all claims against the Company (the “Release”), within the forty-five (45) day period immediately following the Date of Termination, and subsequently not revoke the Release during any period for revocation contained therein. All revocation rights and timing restrictions shall be set forth in such Release. If Executive fails to execute and deliver the Release, or revokes the Release, Executive agrees that he shall not be entitled to receive any payments or benefits under this Agreement (other than the Accrued Compensation and Reimbursements), including, without limitation, the Severance Payment, COBRA Payment and/or the Pro Rata Bonus, in connection with any applicable termination scenario. For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by his legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of his death. Executive’s receipt of any payments or benefits under this Agreement (other than the Accrued Compensation and Reimbursements), including, without limitation, the Severance Payment, COBRA Payment and/or Pro Rata Bonus in connection with any applicable termination scenario, will also be subject to Executive’s continued compliance with Sections 7, 8 and 13 hereof.

7.     Nondisclosure.

(a)     It is understood that Executive during his tenure with the Company has received and will continue to receive access to some or all of the Company’s various trade secrets and confidential or proprietary information, including, but not limited to, information he has not received before, consisting of, but not limited to, information relating to (i) business operations and methods, (ii) existing and proposed investments and investment strategies, (iii) financial performance, (iv) compensation arrangements and amounts (whether relating to the Company or to any of its employees), (v) contractual relationships, (vi) business partners and relationships, and (vii) marketing strategies (all of the forgoing, “Confidential Information”). Confidential Information shall not include information that (A) becomes generally available to the public by means other than Executive’s breach of this Section 7 (for example, not as a result of Executive’s unauthorized release of marketing materials), (B) is in Executive’s possession, or becomes available to Executive, on a non-confidential basis, from a source other than the Company or (C) Executive is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of this clause (C), Executive gives the Company, to the extent permitted by law, reasonable notice prior to the disclosure of the Confidential Information and the reasons and circumstances surrounding such disclosure to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

(b)     Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company during and after Executive’s employment with the Company. Executive further agrees that Executive shall not, except for the benefit of the Company pursuant to the proper exercise of his duties in accordance with this Agreement or with the prior written consent of the Board, use or disclose to any third party any of the Confidential Information described herein, directly or indirectly, either during Executive’s employment with the Company or at any time following the termination of Executive’s employment with the Company.

(c)     Upon termination of this Agreement, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (together with all copies thereof in any physical or electronic medium) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company as soon as practicable after the Date of Termination. Executive agrees to provide the Company with access to Executive’s personally-owned computer, server, e-mail system, mobile phone, portable electronic and other electronic devices for the purpose of verifying that Executive has complied with this Section 7(c).

(d)     Nothing in this Agreement will preclude, prohibit or restrict Executive from (i) communicating with, any federal, state or local administrative or regulatory agency or authority, including, but not limited to, the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority. Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, Executive from (A) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (B) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit Executive’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. Executive does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order. The foregoing provisions regarding protected disclosures are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Section 7(d) shall be deemed to be amended to reflect the same.

8.     Non-Competition, Non-solicitation, Non-Disparagement.

(a)     As part of the consideration for the compensation and benefits to be paid to Executive hereunder, to protect Confidential Information of the Company and its customers and clients that have been and will be entrusted to Executive, the business goodwill of the Company and its subsidiaries that will be developed in and through Executive and the business opportunities that will be disclosed or entrusted to Executive by the Company and its subsidiaries, and as an additional incentive for the Company to enter into this Agreement, from the date hereof through the first anniversary of the Date of Termination (the “Restricted Period”), Executive will not (other than for the benefit of the Company pursuant to the proper exercise of his duties in accordance with this Agreement), directly or indirectly:

(i)     engage in, or carry on or assist, individually or as a principal, owner, officer, director, employee, shareholder, consultant, contractor, partner, member, joint venturer, agent, equity owner or in any other capacity whatsoever, any (A) business competitive with any business in which the Company is engaged from time to time (a “Competing Business”) or (B) Business Enterprise (as defined below) that is otherwise competitive with the Company within the states in which the Company conducts business;

(ii)     perform for any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (a “Business Enterprise”) engaged in any Competing Business any duty Executive has performed for the Company that involved Executive’s access to, or knowledge or application of, Confidential Information;

(iii)      induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company; or

(iv)     solicit with the purpose of hiring or retaining, or hire or retain, any person who is or, within one hundred eighty (180) days after such person ceased to be an employee, consultant or independent contractor of the Company, was an employee, consultant or independent contractor of the Company.

(b)     Notwithstanding the foregoing restrictions of this Section 8, nothing in this Section 8 shall prohibit any investment by Executive, directly or indirectly, in publicly-traded securities which are issued by a Business Enterprise involved in or conducting a Competing Business, provided that Executive (i) in the aggregate directly and indirectly, does not own more than five percent (5%) of the outstanding equity or voting securities of such Business Enterprise and (ii) does not have the right through the ownership of a voting interest or otherwise, to direct the activities of or associated with the business of such Business Enterprise.

(c)     Executive acknowledges that each of the covenants contained in Sections 7 and 8(a) are in addition to, and shall not be construed as a limitation upon, any other covenant provided in Section 8(a). Executive agrees that the geographic boundaries, scope of prohibited activities, and time duration of each of the covenants set forth in Sections 7 and 8(a) are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company’s proprietary information and Confidential Information, and its plans and services, and to protect the other legitimate business interests of the Company, including without limitation the goodwill developed by Executive with the Company’s customers, suppliers, licensees and business relations.

(d)     If, during any portion of the Restricted Period, Executive is not in compliance with the terms of Section 8(a), the Company shall be entitled to, among other remedies (and not in limitation of any other such remedies), compliance by Executive with the terms of Section 8(a) for an additional period of time (i.e., in addition to the Restricted Period) that shall equal the period(s) over which such noncompliance occurred.

(e)     The parties hereto intend that the covenants contained in Section 8(a) be construed as a series of separate covenants, one for each defined province in each geographic area in which Executive on behalf of the Company conducts business. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the applicable covenant contained in Section 8(a). Furthermore, each of the covenants in Section 8 shall be deemed a separate and independent covenant, each being enforceable irrespective of the enforceability (with or without reformation) of the other covenants contained in Section 8(a).

(f)     Further, at no time during or after the Employment Period will Executive utter, issue or circulate publicly any false or disparaging statements, remarks or rumors about GulfMark, any of its subsidiaries, and/or any of GulfMark’s or any of its subsidiaries’ respective businesses, or any of their respective officers, employees or directors. Nothing in this Section 8(f) shall prohibit Executive from providing truthful and accurate facts where he is required to do so by law.

9.     Notices.

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient:

To GulfMark or the Company: Board of Directors GulfMark Offshore, Inc. 842 West Sam Houston Parkway N., Ste 400, Houston, TX 77024	To Executive: At the most recent address on file with GulfMark

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, and in the case overnight delivery service, on the date of actual delivery.

10.     Severability and Reformation.

If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11.     Assignment.

This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of GulfMark, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive without the express written consent of GulfMark (except in the case of death by will or by operation of the laws of intestate succession) or by GulfMark, except that GulfMark may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock assets or businesses of GulfMark.

12.     Amendment.

This Agreement may be amended only by writing signed by both Executive and by a duly authorized representative of GulfMark (other than Executive).

13.     Assistance in Litigation.

Executive shall reasonably cooperate with the Company and its agents in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company or with respect to which Executive has any knowledge. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company. Executive also shall cooperate fully with the Company in connection with any investigation or review by any Federal, state, or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while Executive was employed by the Company or with respect to which Executive has any knowledge.

14.     Beneficiaries; References.

Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

15.     Use of Name, Likeness and Biography.

The Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, likeness and biographical material of Executive to advertise, publicize and promote the business of the Company and its affiliates. This right shall terminate upon the termination of this Agreement. A “likeness” and “biographical material” shall be, respectively, any photograph or other depiction of Executive, or any biographical information or life story concerning the professional career of Executive.

16.     Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

17.     Entire Agreement.

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement (including, but not limited to, the Prior Agreement) or understanding, written or oral, between the Company or any affiliate of the Company and Executive with respect to such subject matter. For the avoidance of doubt, Executive acknowledges and agrees that the Company has satisfied all obligations that it has owed, and that it ever could owe, under the Prior Agreement and that Executive has no further rights thereunder. Each subsidiary of GulfMark is an intended third-party beneficiary of this Agreement and may enforce its rights hereunder as though it were a party hereto.

18.     Withholding.

The Company shall be entitled to withhold from payment to Executive of any amount of withholding required by law.

19.     Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

20.     Remedies.

The parties recognize and affirm that in the event of a breach of Sections 7 or 8, money damages would be inadequate and GulfMark would not have an adequate remedy at law. Accordingly, the parties agree that in the event of a breach or a threatened breach of Sections 7 or 8, GulfMark may, in addition and supplementary to other rights and remedies existing in its favor, obtain from any court of law or equity of competent jurisdiction specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, Executive agrees that in the event a court of competent jurisdiction or an arbitrator finds that Executive violated Section 7 or 8, the time periods set forth in those Sections shall be tolled until such breach or violation has been cured. Executive further agrees that GulfMark shall have the right to offset the amount of any damages resulting from a breach by Executive of Section 7 or 8 against any payments due to Executive under this Agreement (or otherwise from the Company). The parties agree that if one of the parties is found to have breached this Agreement by a court of competent jurisdiction or arbitrator, the breaching party will be required to pay the non-breaching party’s attorneys’ fees reasonably incurred in prosecuting the non-breaching party’s claim of breach.

21.     Non-Waiver.

The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by GulfMark (other than Executive) and Executive.

22.     Announcement.

The Company shall have the right to make public announcements concerning the execution of this Agreement and the terms contained herein, and to publicly disclose this Agreement and its terms, at the Company’s discretion.

23.     Construction.

The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive. Unless otherwise specified, all references to a “Section” shall be deemed to refer to a Section of this Agreement.

24.     Right to Insure.

The Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance. Executive shall assist the Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

25.     No Inconsistent Obligations.

Executive represents and warrants that he has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with his undertaking or continuing employment with the Company to perform the duties described herein. Executive will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others. Executive represents and warrants that he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.

26.     Binding Agreement.

This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company, its successors and assigns.

27.     Voluntary Agreement.

Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Companies, their affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning any tax consequences (including, but not limited to, state or Federal tax consequences) to Executive regarding the transactions contemplated by this Agreement.

28.     Section 409A of the Code.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), or to be treated as exempt therefrom, and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as any other compensation that is otherwise exempt from Section 409A shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of Executive’s employment that are deemed to constitute non-qualified deferred compensation subject to Section 409A shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six (6) months after the Date of Termination of Executive’s employment hereunder (such applicable date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Executive in connection with the Agreement (including, but not limited to, any taxes, penalties and interest under Section 409A), and neither the Company, nor any of its affiliates, shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all taxes, penalties or interest.

29.     Excise Tax. (a) Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by Executive (including, but not limited to, any payment or benefit received in connection with a change in control of GulfMark or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)     In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.

(c)     For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the change in control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, but no limited to, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations required by this Section 29 will be at the expense of the Company.

30.     Indemnification.

GulfMark will defend and indemnify Executive as required by GulfMark’s Bylaws and Certificate of Incorporation, to the maximum extent permitted by applicable law. During the Employment Period and thereafter (with respect to events occurring during the Employment Period), GulfMark will maintain and provide Executive with coverage under its directors’ and officers’ liability policy to the same extent that it provides such coverage to its other officers and directors generally.

31.     Survival.

The provisions and obligations of this Agreement which, by their nature, require or contemplate full or partial performance after the termination or expiration of this Agreement or Executive’s employment with the Company (including, without limitation, Sections 4-8, 13, 20, 30 and 32) shall survive termination of Executive’s employment or this Agreement.

32.     Clawback.

Notwithstanding any other provisions in this Agreement to the contrary, any compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). In no event will any such deduction or clawback be deemed to constitute or contribute to Good Reason.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the respective dates below.

EXECUTIVE

/s/ Quintin V. Kneen
Quintin V. Kneen

Date: April 19, 2018

GULFMARK OFFSHORE, INC.

By: /s/ Samuel R. Rubio

Senior Vice President & Chief Financial Officer

Date: April 19, 2018